UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 12, 2005

Date of Report (Date of earliest event reported)

HARTE-HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Concord Plaza Drive

San Antonio, Texas 78216

(210) 829-9000

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 12, 2005, Harte-Hanks entered into a five-year $125 million revolving credit facility (the “New Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent. The New Credit Facility replaces our existing revolving credit facility (the “Old Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, which was scheduled to mature on October 18, 2005. We utilized the proceeds of an initial advance of $28.0 million under the New Credit Facility and cash on hand to repay $33.0 million of principal outstanding under the Old Credit Facility and accrued interest and fees. As part of this transaction, we terminated the Old Credit Facility. The form of the Five-Year Credit Agreement for our New Credit Facility is filed with this Report.

The New Credit Facility allows us to obtain revolving credit loans and provides for the issuance of letters of credit. For each borrowing under the New Credit Facility, we can generally choose to have the interest rate for that borrowing calculated based on either JPMorgan Chase Bank’s publicly announced New York prime rate or on a Eurodollar (as defined in our new Five-Year Credit Agreement) rate plus a spread. The spread is determined based on our total debt-to-EBITDA (as defined in our new Five-Year Credit Agreement) ratio then in effect, and ranges from .315% to .6%. There is a facility fee that we are also required to pay under the New Credit Facility that is based on a facility fee rate applied to the total commitment amount under the New Credit Facility (which is currently $125 million), regardless of how much of that commitment we have actually drawn upon. The facility fee rate ranges from .085% to .15%, depending on our total debt-to-EBITDA ratio then in effect. In addition, we will also be charged a letter of credit fee with respect to outstanding letters of credit. That fee is calculated by applying a rate equal to the spread applicable to Eurodollar based loans plus a fronting fee of .125% per annum to the average daily undrawn amount of the outstanding letters of credit. We may elect to prepay the New Credit Facility at any time.

Under the New Credit facility, we are required to maintain an interest coverage ratio of not less than 2.75 to 1 and a total debt-to-EBITDA ratio of not more than 3.0 to 1. The New Credit Facility also contains covenants restricting our and our subsidiaries’ ability to:

•	grant liens;

•	enter into certain merger or liquidation transactions:

•	enter into certain sale and leaseback transactions;

•	enter into certain transactions with affiliates; and

•	allow the total amount of indebtedness of our subsidiaries to exceed $ 20.0 million.

The New Credit Facility also includes customary covenants regarding reporting obligations, delivery of notices regarding certain events, maintaining our corporate existence, payment of obligations, maintenance of our properties and insurance thereon at customary levels with financially sound and reputable insurance companies, maintaining books and records and compliance with applicable laws.

The New Credit Facility provides for customary events of default including nonpayment of principal or interest, breach of representations and warranties, violations of covenants, failure to pay certain other indebtedness, bankruptcy and material judgments and liabilities, certain violations of environmental laws or ERISA or the occurrence of a change of control.

The above description of the material terms of the New Credit Facility is not a complete statement of the parties’ rights and obligations with respect to the New Credit Facility. The above statements are qualified in their entirety by reference to the Five-Year Credit Agreement executed in connection with the New Credit Facility, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off- Balance Sheet Arrangement of a Registrant

See Item 1.01 above for a description of a Five-Year Credit Agreement between Harte-Hanks and the other parties thereto.

Item 9.01 Final Statements and Exhibits

(c) Exhibits

10.1	Five-Year Credit Agreement dated as of August 12, 2005 between Harte-Hanks, Inc., the Lenders Party Thereto, J.P. Morgan Securities Inc., as Joint Lead Arranger and Joint Book Runner, Wells Fargo Bank, N.A., as Joint Lead Arranger, Joint Bookrunner and Syndication Agent, Bank of America, N.A. and Bank of Tokyo-Mitsubishi, as Co-Documentation Agents and JPMorgan Chase bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte-Hanks, Inc.

Dated: August 12, 2005

By:	/s/ Dean H. Blythe
Senior Vice President and
Chief Financial Officer